Exhibit (n)(1)
[Letterhead of Sutherland Asbill & Brennan LLP]
MARY JANE WILSON-BILIK
DIRECT LINE: 202.383.0660
Internet: mjwilson-bilik@sablaw.com
April 25, 2007
Board of Directors
Farmers New World Life Insurance Company
3003 — 77th Avenue, S.E.
Mercer Island, WA 98040
Ladies and Gentlemen:
     We hereby consent to the reference to our name under the caption “Legal Matters” in the Statement of Additional Information filed as part of the Post-Effective Amendment No. 7 to the Registration Statement on Form N-6 (File No. 333-100287) of the Farmers Variable Life Separate Account A. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933.

Very truly yours, Sutherland Asbill & Brennan LLP
By:	/s/ Mary Jane Wilson-Bilik
Mary Jane Wilson-Bilik